Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contact:
January 21, 2016	Bob Varettoni
908.559.6388
robert.a.varettoni@verizon.com

Verizon caps transformational year with strong, balanced 4Q results

4Q 2015 highlights

Consolidated

•

$1.32 in earnings per share (EPS), compared with a loss of 54 cents per share in 4Q 2014, including impacts in both quarters related to the annual actuarial valuation of benefit plans and mark-to-market pension adjustments.

•	89 cents in adjusted EPS (non-GAAP), a 25.4 percent increase compared with adjusted EPS of 71 cents in 4Q 2014.

Wireless

•	1.5 million net retail postpaid connections added in the quarter; 112.1 million total retail connections; 106.5 million total retail postpaid connections.

•	0.96 percent retail postpaid churn, demonstrating continued high customer loyalty.

Wireline

•	6.8 percent Fios revenue growth; 99,000 Fios internet and 20,000 Fios video net additions.

NEW YORK – Capping a year of transformational change, Verizon Communications Inc. (NYSE, Nasdaq: VZ) today reported fourth-quarter 2015 earnings of $1.32 per share, or 89 cents per share on an adjusted basis (non-GAAP).

“In 2015, Verizon delivered strong and balanced results in a dynamic competitive environment while returning more than $13.5 billion to shareholders. At the same time, Verizon built and acquired next-generation network capabilities that position the company to be an innovator in the digital-first mobile world in 2016 and beyond,” said Chairman and CEO Lowell McAdam.

Fourth-quarter 2015 EPS results compare with a loss of 54 cents per share in fourth-quarter 2014. Earnings were impacted by non-operational items in both quarters, primarily related to the annual actuarial valuation of benefit plans and mark-to-market pension adjustments (see details below). Verizon’s adjusted EPS (non-GAAP) of 89 cents in fourth-quarter 2015 increased 25.4 percent compared with adjusted EPS of 71 cents in fourth-quarter 2014.

For the full year, Verizon reported $4.37 in EPS in 2015, compared with $2.42 in EPS in 2014. On an adjusted basis (non-GAAP), Verizon’s $3.99 in EPS in 2015 was an increase of 19.1 percent compared with $3.35 in adjusted EPS in 2014.

In 2015, Verizon invested approximately $28 billion in spectrum licenses and capital for future network capacity, in addition to the more than $4 billion acquisition of AOL Inc. in June. Over that same time, the company reduced its leverage ratio and returned more than $13.5 billion to shareholders in the form of dividends and share repurchases. Verizon’s Board of Directors increased the dividend for the ninth consecutive year in September.

Acquisitions of AOL and Millennial Media added capabilities that significantly bolster Verizon’s strategy with strong cross-platform consumer and advertising offerings, particularly in mobile and video. In 2015, the company launched the go90tm mobile-first social entertainment platform, Custom TV options for Fios customers, the humtm direct-to-consumer telematics product, and the Thingspace suite of developer tools to advance the Internet of Things market. Verizon’s investments have also positioned the company to lead in the deployment of 5G wireless broadband.

“Verizon embraced transformational change in 2015, and in 2016 the company has a huge opportunity to drive a new era of growth in our industry,” McAdam said.

Consolidated results

•

Total operating revenues in fourth-quarter 2015 were $34.3 billion, a 3.2 percent increase compared with fourth-quarter 2014. For the full year, Verizon reported total consolidated revenues of $131.6 billion. Full-year 2015 revenues grew 3.6 percent, compared with full-year 2014. Current-quarter and third-quarter revenues include results from AOL.

•	New revenue streams from IoT are growing, with revenues of approximately $200 million in fourth-quarter 2015 and about $690 million for the full year. This is a year-over-year increase of 18 percent.

•

Cash flows from operating activities totaled $38.9 billion in 2015, compared with $30.6 billion in 2014. Cash flows in 2015 included a non-recurring $2.4 billion related to the monetization of tower assets.

•

Excluding the tower transaction, free cash flow (non-GAAP, cash flow from operations less capital expenditures) totaled $18.8 billion in 2015. Capital expenditures totaled $17.8 billion, up 3.4 percent from 2014.

•

Consolidated operating income margin was 25.1 percent for 2015. EBITDA (earnings before interest, taxes, depreciation and amortization) margin (non-GAAP) was 37.3 percent for full-year 2015. Adjusted consolidated EBITDA margin (non-GAAP) for 2015 was 35.4 percent, an expansion of 130 basis points from 2014.

Verizon Wireless delivers continued profitable, quality growth

In fourth-quarter 2015, Verizon Wireless continued to deliver profitable, quality postpaid connections growth and low customer churn.

Wireless financial highlights

•

Total revenues were $23.7 billion in fourth-quarter 2015, up 1.2 percent compared with fourth-quarter 2014. Service revenues totaled $17.2 billion, down 5.6 percent year over year. Over the same period, equipment revenues increased to $5.4 billion, up from $4.2 billion, as more customers chose to buy new devices with installment pricing.

•	For the year, total revenues were $91.7 billion, a 4.6 percent increase compared with 2014.

•

Service revenues plus installment billings increased 1.4 percent in fourth-quarter 2015, and 2.0 percent for the full year, compared with 2014. The percentage of phone activations on installment plans grew to 67 percent in fourth-quarter 2015, compared with 58 percent in third-quarter 2015. Verizon expects the percentage of phone activations on installment plans to increase to above 70 percent in first-quarter 2016.

•

In fourth-quarter 2015, wireless operating income margin was 28.6 percent, up from 23.5 percent in fourth-quarter 2014. Segment EBITDA margin on service revenues (non-GAAP) was 52.9 percent, compared with 42.0 percent in fourth-quarter 2014. Segment EBITDA margin on total revenues (non-GAAP) was 38.4 percent, compared with 32.6 percent in fourth-quarter 2014.

Wireless operational highlights

•	Verizon Wireless reported 1.5 million retail postpaid net additions in fourth-quarter 2015 and 4.5 million for the full year. These net additions do not include any wholesale or IoT connections.

•

Customer retention remained high, with retail postpaid churn at a low 0.96 percent in fourth-quarter 2015, a year-over-year improvement of 18 basis points. Churn was also 0.96 percent for the year, an improvement of 8 basis points from full-year 2014.

•

Verizon added 906,000 4G smartphones to its postpaid customer base in fourth-quarter 2015. Postpaid phone net adds totaled 449,000 as net smartphone adds of 713,000 were partially offset by a net decline of basic phones. Tablet net adds totaled 960,000 in the quarter, and net prepaid devices declined by 157,000.

•

During fourth-quarter 2015, 7.6 million phones were activated on device payment plans. Verizon has about 25 million device payment phone connections in total, representing approximately 29 percent of its postpaid phone base. Overall, more than 40 percent of Verizon’s postpaid phone customers are on unsubsidized service pricing.

•	At year-end 2015, the company had 112.1 million retail connections, a 3.6 percent year-over-year increase, and 106.5 million retail postpaid connections, a 4.4 percent year-over-year increase.

•

4G devices now constitute more than 79 percent of the retail postpaid connections base, with the LTE network handling approximately 90 percent of total wireless data traffic in fourth-quarter 2015. Overall traffic on LTE increased by approximately 60 percent in fourth-quarter 2015, compared with fourth-quarter 2014.

•	About 8.4 percent of Verizon’s retail postpaid base upgraded to a new device in fourth-quarter 2015. At year-end, there were 73 million smartphones in Verizon’s customer base.

•

Wireless capital investment totaled $3.3 billion in fourth-quarter 2015 and $11.7 billion for the year, up 11.5 percent from 2014. Verizon continues to expand capacity and optimize its network, as the company prepares to pilot 5G technology in 2016.

Fios revenues continue to grow in wireline segment

In the wireline segment, Verizon’s results were once again highlighted by continued revenue and customer growth for Fios fiber-optic-based services.

Wireline financial highlights

•	In fourth-quarter 2015, consumer revenues were $4.1 billion, an increase of 2.6 percent compared with fourth-quarter 2014. Fios revenues represented 80.4 percent of the total.

•	Comparing fourth-quarter 2015 with fourth-quarter 2014, total Fios revenues grew 6.8 percent, to $3.5 billion, and consumer Fios revenues grew 6.6 percent.

•

Wireline operating income margin was 7.3 percent in fourth-quarter 2015, up from 4.4 percent in fourth-quarter 2014. Segment EBITDA margin (non-GAAP) was 24.2 percent in fourth-quarter 2015, compared with 23.9 percent in fourth-quarter 2014.

Wireline operational highlights

•

Verizon added 99,000 net new Fios internet connections and 20,000 net new Fios video connections in fourth-quarter 2015. Connections totaled 7.0 million for Fios internet and 5.8 million for Fios video at the end of 2015, representing year-over-year increases of 6.3 percent and 3.2 percent, respectively.

•

Fios internet penetration (subscribers as a percentage of potential subscribers) was 41.8 percent at the end of 2015, compared with 41.1 percent at the end of 2014. In the same periods, Fios video penetration was 35.3 percent, compared with 35.8 percent.

•

By year-end 2015, more than 70 percent of consumer Fios internet customers subscribed to data speeds of 50 megabits per second or higher. In addition, customer interest continues to grow for Custom TV, which represented about one-third of Fios video sales in fourth-quarter 2015.

•

During the fourth quarter, Verizon Enterprise Solutions helped global clients provide better customer experiences and produce better business results through services such as global networking and security, business communications, IT solutions and managed services. The company worked behind the scenes to help its clients serve their customers. These clients include retailers The Kroger Company and Advance Auto Parts; energy companies Sunoco and FirstEnergy; vehicle manufacturer Yamaha Motor; as well as global brands like General Electric, Albertsons Companies, thyssenkrupp, Tennis Australia, Deluxe Corporation, Apollo Global Management and IXcellerate; and government organizations Defense Information Systems Agency and the City of Houston (Texas).

Details of non-operational earnings impacts

Verizon’s fourth-quarter 2015 earnings of $1.32 per share included a year-end mark-to-market adjustment of pension and Other Post-Employment Benefits liabilities. A pre-tax $3.2 billion credit decreased the company’s pension and OPEB liability. This adjustment, which was primarily non-cash, was caused by an increase in the discount rate, the adoption of new mortality assumption tables and the execution of a new prescription drug contract during 2015. The company also incurred pre-tax expenses primarily related to severance costs. On an after-tax basis, these items amounted to a net of $1.6 billion, or a gain of 40 cents per share.

Additionally, Verizon recognized an after-tax gain of $158 million, or 4 cents per share, on a spectrum license transaction.

Excluding the effect of these non-operational gains, Verizon’s adjusted EPS of 89 cents in fourth-quarter 2015 compared with 71 cents in fourth-quarter 2014, when charges totaled $1.25 per share. Fourth-quarter 2014 results included a negative year-end mark-to-market pension and OPEB adjustment, plus severance costs, of $1.12 per share, in addition to 13 cents per share primarily related to the early retirement of debt.

In February 2014 Verizon completed the acquisition of Vodafone Group PLC’s indirect 45 percent interest in Verizon Wireless. On a non-GAAP illustrative basis, assuming Verizon had 100 percent ownership for Verizon Wireless all of 2014, Verizon’s adjusted earnings per share growth rate on a more comparable basis was 16.7 percent, comparing 2015 with 2014.

2016 outlook

Verizon, on a consolidated basis, expects to mitigate 2016 earnings pressures resulting from the sale of high-margin wireline operations to Frontier Communications Corp. (expected to close at the end of the first quarter), from the continued shift of the wireless customer base to device payment plans and from the ramping of new business models. As previously stated, Verizon expects full-year 2016 adjusted earnings to plateau at a level comparable to its strong full-year 2015 adjusted earnings. Additionally, for 2016, the company expects:

•	Consolidated adjusted EBITDA margin consistent with full-year 2015.

•	Consolidated capital spending of between $17.2 billion and $17.7 billion. This includes approximately $150 million for the properties to be sold to Frontier.

•	A minimum pension funding requirement of approximately $550 million.

•	An effective tax rate for financial reporting purposes in the range of 35 to 36 percent.

•	The use of Frontier proceeds to pay down debt, as the company remains committed to returning to its pre-Vodafone transaction credit rating profile in the 2018 to 2019 timeframe.

NOTE: See the accompanying schedules and www.verizon.com/about/investors for reconciliations to generally accepted accounting principles (GAAP) for non-GAAP financial measures cited in this document.

Verizon Communications Inc. (NYSE, Nasdaq: VZ) employs a diverse workforce of 177,700 and generated nearly $132 billion in 2015 revenues. Verizon operates America’s most reliable wireless network, with more than 112 million retail connections nationwide. Headquartered in New York, the company also provides communications and entertainment services over America’s most advanced fiber-optic network, and delivers integrated business solutions to customers worldwide.

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Forward-looking statements

In this communication we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “estimates,” “hopes” or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors, along with those discussed in our filings with the Securities and Exchange Commission (the “SEC”), could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: adverse conditions in the U.S. and international economies; the effects of competition in the markets in which we operate; material changes in technology or technology substitution; disruption of our key suppliers’ provisioning of products or services; changes in the regulatory environment in which we operate, including any increase in restrictions on our ability to operate our networks; breaches of network or information technology security, natural disasters, terrorist attacks or acts of war or significant litigation and any resulting financial impact not covered by insurance; our high level of indebtedness; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets affecting the cost, including interest rates, and/or availability of further financing; material adverse changes in labor matters, including labor negotiations, and any resulting financial and/or operational impact; significant increases in benefit plan costs or lower investment returns on plan assets; changes in tax laws or treaties, or in their interpretation; changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and the inability to implement our business strategies.

Verizon Communications Inc.

Condensed Consolidated Statements of Income

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 12/31/15	3 Mos. Ended 12/31/14	% Change	12 Mos. Ended 12/31/15	12 Mos. Ended 12/31/14	% Change

Operating Revenues
Service revenues and other	$ 28,856	$ 28,970	(0.4)	$ 114,696	$ 116,122	(1.2)
Wireless equipment revenues	5,398	4,222	27.9	16,924	10,957	54.5

Total Operating Revenues	34,254	33,192	3.2	131,620	127,079	3.6

Operating Expenses
Cost of services	7,867	7,076	11.2	29,438	28,306	4.0
Wireless cost of equipment	6,840	7,327	(6.6)	23,119	21,625	6.9
Selling, general and administrative expense	5,764	16,857	(65.8)	29,986	41,016	(26.9)
Depreciation and amortization expense	4,039	4,068	(0.7)	16,017	16,533	(3.1)

Total Operating Expenses	24,510	35,328	(30.6)	98,560	107,480	(8.3)

Operating Income (Loss)	9,744	(2,136)	*	33,060	19,599	68.7
Equity in earnings (losses) of unconsolidated businesses	(16)	(31)	(48.4)	(86)	1,780	*
Other income and (expense), net	28	(437)	*	186	(1,194)	*
Interest expense	(1,178)	(1,282)	(8.1)	(4,920)	(4,915)	0.1

Income (Loss) Before (Provision) Benefit for Income Taxes	8,578	(3,886)	*	28,240	15,270	84.9
(Provision) Benefit for income taxes	(3,065)	1,738	*	(9,865)	(3,314)	*

Net Income (Loss)	$ 5,513	$ (2,148)	*	$ 18,375	$ 11,956	53.7

Net income attributable to noncontrolling interests	$ 122	$ 83	47.0	$ 496	$ 2,331	(78.7)
Net income (loss) attributable to Verizon	5,391	(2,231)	*	17,879	9,625	85.8

Net income (Loss)	$ 5,513	$ (2,148)	*	$ 18,375	$ 11,956	53.7

Basic Earnings (Loss) per Common Share
Net income (loss) attributable to Verizon	$ 1.32	$ (.54)	*	$ 4.38	$ 2.42	81.0

Weighted average number of common shares (in millions)	4,076	4,157		4,085	3,974

Diluted Earnings (Loss) per Common Share (1)
Net income (loss) attributable to Verizon	$ 1.32	$ (.54)	*	$ 4.37	$ 2.42	80.6

Weighted average number of common shares-assuming dilution (in millions)	4,083	4,157		4,093	3,981

Footnotes:

(1)	If there is a net loss, diluted EPS is the same as basic EPS. Diluted Earnings per Common Share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represents the only potential dilution.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Condensed Consolidated Balance Sheets

(dollars in millions)

Unaudited	12/31/15	12/31/14	$ Change

Assets
Current assets
Cash and cash equivalents	$ 4,470	$ 10,598	$ (6,128)
Short-term investments	350	555	(205)
Accounts receivable, net	13,457	13,993	(536)
Inventories	1,252	1,153	99
Assets held for sale	792	552	240
Prepaid expenses and other	1,959	2,648	(689)

Total current assets	22,280	29,499	(7,219)

Plant, property and equipment	220,163	230,508	(10,345)
Less accumulated depreciation	136,622	140,561	(3,939)

	83,541	89,947	(6,406)

Investments in unconsolidated businesses	796	802	(6)
Wireless licenses	86,575	75,341	11,234
Goodwill	25,331	24,639	692
Other intangible assets, net	8,338	5,728	2,610
Non-current assets held for sale	10,267	—	10,267
Deposit for wireless licenses	—	921	(921)
Other assets	7,512	5,739	1,773

Total Assets	$ 244,640	$ 232,616	$ 12,024

Liabilities and Equity
Current liabilities
Debt maturing within one year	$ 6,489	$ 2,735	$ 3,754
Accounts payable and accrued liabilities	19,362	16,680	2,682
Liabilities related to assets held for sale	463	—	463
Other	8,738	8,572	166

Total current liabilities	35,052	27,987	7,065

Long-term debt	103,705	110,536	(6,831)
Employee benefit obligations	29,957	33,280	(3,323)
Deferred income taxes	45,484	41,563	3,921
Non-current liabilities related to assets held for sale	959	—	959
Other liabilities	11,641	5,574	6,067

Equity
Common stock	424	424	—
Contributed capital	11,196	11,155	41
Reinvested earnings	11,246	2,447	8,799
Accumulated other comprehensive income	550	1,111	(561)
Common stock in treasury, at cost	(7,416)	(3,263)	(4,153)
Deferred compensation - employee stock ownership plans and other	428	424	4
Noncontrolling interests	1,414	1,378	36

Total equity	17,842	13,676	4,166

Total Liabilities and Equity	$ 244,640	$ 232,616	$ 12,024

Verizon – Selected Financial and Operating Statistics

Unaudited	12/31/15	12/31/14

Total debt (in millions)	$ 110,194	$ 113,271
Net debt (in millions)	$ 105,724	$ 102,673
Net debt / Adjusted EBITDA (1)	2.3x	2.4x
Common shares outstanding end of period (in millions)	4,073	4,155
Total employees	177,700	177,300
Quarterly cash dividends declared per common share	$ 0.565	$ 0.550

Footnotes:

(1)	Adjusted EBITDA excludes the effects of non-operational items.

The unaudited condensed consolidated balance sheets are based on preliminary information.

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)

Unaudited	12 Mos. Ended 12/31/15	12 Mos. Ended 12/31/14	$ Change

Cash Flows from Operating Activities
Net Income	$ 18,375	$ 11,956	$ 6,419
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	16,017	16,533	(516)
Employee retirement benefits	(1,747)	8,130	(9,877)
Deferred income taxes	3,516	(92)	3,608
Provision for uncollectible accounts	1,610	1,095	515
Equity in earnings (losses) of unconsolidated businesses, net of dividends received	127	(1,743)	1,870
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	2,443	(2,160)	4,603
Other, net	(1,411)	(3,088)	1,677

Net cash provided by operating activities	38,930	30,631	8,299

Cash Flows from Investing Activities
Capital expenditures (including capitalized software)	(17,775)	(17,191)	(584)
Acquisitions of investments and businesses, net of cash acquired	(3,545)	(182)	(3,363)
Acquisitions of wireless licenses	(9,942)	(354)	(9,588)
Proceeds from dispositions of wireless licenses	—	2,367	(2,367)
Proceeds from dispositions of businesses	48	120	(72)
Other, net	1,171	(616)	1,787

Net cash used in investing activities	(30,043)	(15,856)	(14,187)

Cash Flows from Financing Activities
Proceeds from long-term borrowings	6,667	30,967	(24,300)
Repayments of long-term borrowings and capital lease obligations	(9,340)	(17,669)	8,329
Decrease in short-term obligations, excluding current maturities	(344)	(475)	131
Dividends paid	(8,538)	(7,803)	(735)
Proceeds from sale of common stock	40	34	6
Purchase of common stock for treasury	(5,134)	—	(5,134)
Acquisition of noncontrolling interest	—	(58,886)	58,886
Other, net	1,634	(3,873)	5,507

Net cash used in financing activities	(15,015)	(57,705)	42,690

Decrease in cash and cash equivalents	(6,128)	(42,930)	36,802
Cash and cash equivalents, beginning of period	10,598	53,528	(42,930)

Cash and cash equivalents, end of period	$ 4,470	$ 10,598	$ (6,128)

Footnotes:

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Wireless – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/15	3 Mos. Ended 12/31/14	% Change	12 Mos. Ended 12/31/15	12 Mos. Ended 12/31/14	% Change

Operating Revenues
Service	$ 17,195	$ 18,209	(5.6)	$ 70,396	$ 72,630	(3.1)
Equipment	5,398	4,222	27.9	16,924	10,959	54.4
Other	1,141	1,018	12.1	4,360	4,057	7.5

Total Operating Revenues	23,734	23,449	1.2	91,680	87,646	4.6

Operating Expenses
Cost of services	1,994	1,857	7.4	7,803	7,200	8.4
Cost of equipment	6,840	7,327	(6.6)	23,119	21,625	6.9
Selling, general and administrative expense	5,796	6,611	(12.3)	21,805	23,602	(7.6)
Depreciation and amortization expense	2,305	2,152	7.1	8,980	8,459	6.2

Total Operating Expenses	16,935	17,947	(5.6)	61,707	60,886	1.3

Operating Income	$ 6,799	$ 5,502	23.6	$ 29,973	$ 26,760	12.0
Operating Income Margin	28.6%	23.5%		32.7%	30.5%

Segment EBITDA	$ 9,104	$ 7,654	18.9	$ 38,953	$ 35,219	10.6
Segment EBITDA Margin	38.4%	32.6%		42.5%	40.2%
Segment EBITDA Service Margin	52.9%	42.0%		55.3%	48.5%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Wireless – Selected Operating Statistics

Unaudited	12/31/15	12/31/14	% Change

Connections (‘000)
Retail postpaid	106,528	102,079	4.4
Retail prepaid	5,580	6,132	(9.0)

Retail	112,108	108,211	3.6

Unaudited	3 Mos. Ended 12/31/15	3 Mos. Ended 12/31/14	% Change	12 Mos. Ended 12/31/15	12 Mos. Ended 12/31/14	% Change

Net Add Detail (‘000) (1)
Retail postpaid	1,519	1,986	(23.5)	4,507	5,482	(17.8)
Retail prepaid	(157)	81	*	(551)	86	*

Retail	1,362	2,067	(34.1)	3,956	5,568	(29.0)

Account Statistics
Retail Postpaid Accounts (‘000) (2)				35,736	35,616	0.3
Retail postpaid ARPA	$ 148.30	$ 158.82	(6.6)	$ 152.63	$ 159.86	(4.5)
Retail postpaid connections per account (2)				2.98	2.87	3.8

Churn Detail
Retail postpaid	0.96%	1.14%		0.96%	1.04%
Retail	1.23%	1.39%		1.24%	1.33%

Retail Postpaid Connection Statistics
Total Smartphone postpaid % of phones activated	93.7%	93.6%		92.1%	91.6%
Total Smartphone postpaid phone base (2)				83.7%	78.6%
Total Internet postpaid base (2)				16.8%	14.1%

Other Operating Statistics
Capital expenditures (in millions)	$ 3,259	$ 2,707	20.4	$ 11,725	$ 10,515	11.5

Footnotes:

(1)	Connection net additions exclude acquisitions and adjustments.

(2)	Statistics presented as of end of period.

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Wireline – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/15	3 Mos. Ended 12/31/14	% Change	12 Mos. Ended 12/31/15	12 Mos. Ended 12/31/14	% Change

Operating Revenues
Consumer retail	$ 4,082	$ 3,977	2.6	$ 16,123	$ 15,583	3.5
Small business	572	606	(5.6)	2,350	2,464	(4.6)

Mass Markets	4,654	4,583	1.5	18,473	18,047	2.4

Strategic services	2,075	2,111	(1.7)	8,165	8,324	(1.9)
Core	1,172	1,248	(6.1)	4,778	5,325	(10.3)

Global Enterprise	3,247	3,359	(3.3)	12,943	13,649	(5.2)

Global Wholesale	1,498	1,501	(0.2)	5,979	6,190	(3.4)
Other	74	117	(36.8)	325	543	(40.1)

Total Operating Revenues	9,473	9,560	(0.9)	37,720	38,429	(1.8)

Operating Expenses
Cost of services	5,182	5,326	(2.7)	20,878	21,332	(2.1)
Selling, general and administrative expense	1,999	1,952	2.4	7,989	8,180	(2.3)
Depreciation and amortization expense	1,603	1,866	(14.1)	6,678	7,882	(15.3)

Total Operating Expenses	8,784	9,144	(3.9)	35,545	37,394	(4.9)

Operating Income	$ 689	$ 416	65.6	$ 2,175	$ 1,035	*
Operating Income Margin	7.3%	4.4%		5.8%	2.7%

Segment EBITDA	$ 2,292	$ 2,282	0.4	$ 8,853	$ 8,917	(0.7)
Segment EBITDA Margin	24.2%	23.9%		23.5%	23.2%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Wireline – Selected Operating Statistics

Unaudited	12/31/15	12/31/14	% Change

Connections (‘000)
Fios Video Subscribers	5,827	5,649	3.2
Fios Internet Subscribers	7,034	6,616	6.3
Fios Digital voice residence connections	4,754	4,602	3.3

Fios Digital connections	17,615	16,867	4.4

HSI	2,194	2,589	(15.3)
Total Broadband connections	9,228	9,205	0.2
Primary residence switched access connections	4,784	5,596	(14.5)
Primary residence connections	9,538	10,198	(6.5)

Total retail residence voice connections	9,885	10,615	(6.9)
Total voice connections	18,387	19,795	(7.1)

Unaudited	3 Mos. Ended 12/31/15	3 Mos. Ended 12/31/14	% Change	12 Mos. Ended 12/31/15	12 Mos. Ended 12/31/14	% Change

Net Add Detail (‘000)
Fios Video Subscribers	20	116	(82.8)	178	387	(54.0)
Fios Internet Subscribers	99	145	(31.7)	418	544	(23.2)
Fios Digital voice residence connections	51	88	(42.0)	152	354	(57.1)

Fios Digital connections	170	349	(51.3)	748	1,285	(41.8)

HSI	(94)	(86)	9.3	(395)	(354)	11.6
Total Broadband connections	5	59	(91.5)	23	190	(87.9)
Primary residence switched access connections	(198)	(198)	—	(812)	(885)	(8.2)
Primary residence connections	(147)	(110)	33.6	(660)	(531)	24.3

Total retail residence voice connections	(166)	(128)	29.7	(730)	(614)	18.9
Total voice connections	(353)	(294)	20.1	(1,408)	(1,290)	9.1

Revenue Statistics
Fios revenues (in millions)	$ 3,534	$ 3,308	6.8	$ 13,763	$ 12,674	8.6
Strategic services as a % of total Enterprise revenues	63.9%	62.8%		63.1%	61.0%

Other Operating Statistics
Capital expenditures (in millions)	$ 1,636	$ 1,556	5.1	$ 5,049	$ 5,750	(12.2)

Wireline employees (‘000)				70.9	76.8
Fios Video Open for Sale (‘000)				16,492	15,776
Fios Video penetration				35.3%	35.8%
Fios Internet Open for Sale (‘000)				16,832	16,109
Fios Internet penetration				41.8%	41.1%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Reconciliations – Consolidated Verizon

Adjusted Operating Revenues

(dollars in millions)

Unaudited	12 Mos. Ended 12/31/15	12 Mos. Ended 12/31/14

Consolidated Operating Revenues	$ 131,620	$ 127,079
Less Impact of divested operations	—	256

Consolidated Adjusted Operating Revenues	$131,620	$126,823

Adjusted EBITDA

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/15	3 Mos. Ended 9/30/15	3 Mos. Ended 6/30/15	3 Mos. Ended 3/31/15	3 Mos. Ended 12/31/14	3 Mos. Ended 9/30/14	3 Mos. Ended 6/30/14	3 Mos. Ended 3/31/14

Verizon Consolidated EBITDA
Consolidated net income (loss)	$ 5,513	$ 4,171	$ 4,353	$ 4,338	$ (2,148)	$ 3,794	$ 4,324	$ 5,986
Add/(Subtract):
Provision (benefit) for income taxes	3,065	2,195	2,274	2,331	(1,738)	1,864	2,220	968
Interest expense	1,178	1,202	1,208	1,332	1,282	1,255	1,164	1,214
Other (income) and expense, net	(28)	(51)	(32)	(75)	437	(71)	(66)	894
Equity in (earnings) losses of unconsolidated businesses	16	18	18	34	31	48	43	(1,902)

Operating income (loss)	9,744	7,535	7,821	7,960	(2,136)	6,890	7,685	7,160
Add Depreciation and amortization expense	4,039	4,009	3,980	3,989	4,068	4,167	4,161	4,137

Consolidated EBITDA	$ 13,783	$ 11,544	$ 11,801	$ 11,949	$ 1,932	$ 11,057	$ 11,846	$ 11,297

Other Items (Before Tax)
Severance, Pension, and Benefit (Credits)/Charges	(2,598)	342	—	—	7,507	—	—	—
Gain on Spectrum License Transactions	(254)	—	—	—	—	—	(707)	—
Impact of Divested Operations	—	—	—	—	—	—	(6)	(6)
Other	—	—	—	—	334	—	—	—

	(2,852)	342	—	—	7,841	—	(713)	(6)

Consolidated Adjusted EBITDA	$ 10,931	$ 11,886	$ 11,801	$ 11,949	$ 9,773	$ 11,057	$ 11,133	$ 11,291

Consolidated Operating Income Margin – YTD (1)	25.1%				15.4%
Consolidated EBITDA Margin – YTD (1)	37.3%
Consolidated Adjusted EBITDA Margin – YTD (1)	35.4%				34.1%

(1)	Year-to-date Consolidated Operating Income Margin, Consolidated EBITDA Margin and Consolidated Adjusted EBITDA Margin are calculated using the sum of the quarterly results.

Net Debt to Adjusted EBITDA Ratio

(dollars in millions)

Unaudited	12/31/15	12/31/14

Verizon Net Debt
Debt maturing within one year	$ 6,489	$ 2,735
Long-term debt	103,705	110,536

Total Debt	110,194	113,271
Less Cash and cash equivalents	4,470	10,598

Net Debt	$ 105,724	$ 102,673

Net Debt to Adjusted EBITDA Ratio	2.3x	2.4x

Adjusted and Illustrative EPS

Unaudited	3 Mos. Ended 12/31/15	3 Mos. Ended 12/31/14	12 Mos. Ended 12/31/15	12 Mos. Ended 12/31/14

Earnings Per Common Share, Reported	$ 1.32	$ (0.54)	$ 4.37	$ 2.42
Severance, Pension, and Benefit (Credits)/Charges	(0.40)	1.12	(0.34)	1.17
Gain on Spectrum License Transactions	(0.04)	—	(0.04)	(0.11)
Early Debt Redemption and Other Costs	—	0.13	—	0.28
Gain on Sale of Omnitel Interest	—	—	—	(0.47)
Wireless Transaction Costs	—	—	—	0.07

Adjusted EPS	$ 0.89	$ 0.71	3.99	3.35

Income from Vodafone noncontrolling interest			—	0.29
Wireless transaction costs			—	(0.06)
Elimination of Omnitel equity income			—	(0.01)
Dilutive effect of share issuance			—	(0.14)

Illustrative EPS			$ 3.99	$ 3.42

Note: EPS may not add due to rounding.

Free Cash Flow

(dollars in millions)

Unaudited	12 Mos. Ended 12/31/15
Net cash provided by operating activities	$ 38,930
Less Capital expenditures	17,775

Free Cash Flow	$ 21,155

Less Proceeds from monetization of tower assets	2,346

Free Cash Flow Adjusted for Tower Transaction	$ 18,809

Verizon Communications Inc.

Reconciliations – Segments

Wireless

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/15	3 Mos. Ended 12/31/14	12 Mos. Ended 12/31/15	12 Mos. Ended 12/31/14

Wireless Segment EBITDA
Operating income	$ 6,799	$ 5,502	$ 29,973	$ 26,760
Add Depreciation and amortization expense	2,305	2,152	8,980	8,459

Wireless Segment EBITDA	$ 9,104	$ 7,654	$ 38,953	$ 35,219

Wireless total operating revenues	$ 23,734	$ 23,449	$ 91,680	$ 87,646

Wireless service revenues	$ 17,195	$ 18,209	$ 70,396	$ 72,630

Wireless operating income margin	28.6%	23.5%	32.7%	30.5%

Wireless Segment EBITDA margin	38.4%	32.6%	42.5%	40.2%

Wireless Segment EBITDA service margin	52.9%	42.0%	55.3%	48.5%

Wireline

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/15	3 Mos. Ended 12/31/14	12 Mos. Ended 12/31/15	12 Mos. Ended 12/31/14
Wireline Segment EBITDA
Operating income	$ 689	$ 416	$ 2,175	$ 1,035
Add Depreciation and amortization expense	1,603	1,866	6,678	7,882

Wireline Segment EBITDA	$ 2,292	$ 2,282	$ 8,853	$ 8,917

Wireline total operating revenues	$ 9,473	$ 9,560	$ 37,720	$ 38,429

Wireline operating income margin	7.3%	4.4%	5.8%	2.7%

Wireline Segment EBITDA margin	24.2%	23.9%	23.5%	23.2%